[LETTERHEAD OF KEVIN P. MARTIN & ASSOCIATES, P.C.]







To the Partners
C & M Associates
d/b/a Boston Capital Associates
One Boston Place
Boston, MA 02108-4406



                          Independent Auditors' Report


  We have audited the accompanying balance sheet of C & M Associates d/b/a Boston Capital Associates (A Massachusetts General Partnership) as of December 31, 1997 and the related statements of income and expenses, partners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of C & M Associates d/b/a Boston Capital Associates as of December 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




/s/ Kevin P. Martin & Associates, P.C.




February 8, 1998
Braintree, Massachusetts